                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  April 3, 1998

                              Safety Kleen Corp.
            (Exact name of registrant as specified in its charter)


         Wisconsin                 1-8513          39-6090019
(State or other jurisdiction    (Commission)      (IRS Employer
    of incorporation)           File Number)    Identification No.)


                   One Brinckman Way, Elgin, Illinois 60123
                   (Address of principal executive offices)

        Registrant's telephone number, including area code 847-697-8460

      -------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 1. Change in Control of Registrant
        -------------------------------

     On April 3, 1998, and, in the case of Common Shares ("Shares") of Safety-Kleen Corp. ("Safety-Kleen") tendered by guaranteed delivery, on April 7, 1998, Laidlaw Environmental Services, Inc. ("Laidlaw Environmental"), and its indirect wholly-owned subsidiary LES Acquisition, Inc. ("LES"), consummated their tender offer ("Exchange Offer") for the Shares, purchasing an aggregate of 55,751,582 Shares, constituting approximately 93% of the outstanding Shares. In the Exchange Offer, Laidlaw Environmental paid, for each Share, $18.30 cash and 2.8 Shares of Laidlaw Environmental Common Stock. Based upon 55,751,582 shares purchased in the Exchange Offer, Laidlaw Environmental paid approximately $1,020,255,000 plus 156,100,000 shares of Laidlaw Environmental Common Stock in aggregate.

     A subsidiary of Laidlaw Environmental already owned 601,100 Shares, thus giving Laidlaw Environmental total beneficial ownership of 56,352,682 Shares, constituting approximately 94% of the outstanding Shares. In addition to Laidlaw Environmental, its parent, Laidlaw, Inc., may be deemed to have acquired control of Safety-Kleen upon consummation of the Exchange Offer. Prior to the Change of Control, no shareholder of Safety-Kleen held more than 6.45% of the outstanding Shares, although the Emery Family Group in aggregate held approximately 10.75% of the outstanding Shares; accordingly, Safety-Kleen believes that until April 3, 1998, control of Safety-Kleen resided with its Board of Directors and its stockholder body as a whole.

     The Exchange Offer was made pursuant to an Agreement and Plan of Merger, dated as of March 16, 1998, by and among Laidlaw Environmental, LES and Safety-Kleen. The Merger Agreement also provides, subject to limited customary conditions, for a back end merger (the "Merger") following consummation of the Exchange Offer, in which the per Share consideration is to be the same as in the Exchange Offer. The Board of Directors has established April 8, 1998, as the record date for the special meeting of shareholders to vote on the Merger; the date of such meeting has not yet been established.

     Pursuant to Section 6.8 of the Merger Agreement, Laidlaw Environmental was entitled, promptly after its purchase in the Exchange Offer, to have present Safety-Kleen directors resign and to designate, at its option, up to that number of members, rounded to the nearest whole number, of Safety-Kleen's Board of Directors, as would make the percentage of Safety-Kleen's directors designated by Laidlaw Environmental approximately equal to the aggregate voting power of the Shares held by Laidlaw Environmental. Accordingly, on April 4, 1998, Ms. Marcia E. Williams and Messrs. Richard
     T. Farmer, Russell A. Gwillum, Edgar D. Jannotta, Karl G. Otzen, Paul D. Schrage, and W. Gordon Wood each resigned as a director of Safety-Kleen and, following such resignations, Messrs. James R. Bullock, Leslie W. Haworth, John W. Rollins, Jr., David E. Thomas, Jr., James L. Wareham, Kenneth W. Winger and

     Grover C. Wrenn, who were designated by Laidlaw Environmental to become Safety-Kleen directors, were elected as such. Information concerning the Laidlaw Environmental designees who have become Safety-Kleen directors is included (under the caption, "Board of Directors - the LLE Designees") in the Company's Information Statement filed as Exhibit 99.1 hereto and incorporated herein by reference. Mr. Donald W. Brinckman, a director prior to the Change of Control, remains on the Safety-Kleen Board of Directors.

     The Merger Agreement is further described in Amendment No. 29 to Safety-Kleen's Schedule 14D-9 under the caption "Item 3. Identity and Background -
     (b)(5) LLE Merger Agreement, which Amendment No. 29 is filed as Exhibit 99.2, hereto and incorporated herein by reference.


     Laidlaw Environmental has advised Safety-Kleen (i) that the source of the cash portion of the consideration used by Laidlaw Environmental to purchase shares in the Exchange Offer is a credit facility ("Credit Facility") in the amount of up to $2.1 billion received from a bank group (the "Lenders") agented by Toronto Dominion Bank (Texas), Inc. The Credit Facility was arranged by TD Securities (USA), Inc.; (ii) that Laidlaw Environmental is also using the Credit Facility to fund the cash portion of the Merger consideration, to refinance Laidlaw Environmental's and its subsidiaries' existing bank debt, to refinance Safety-Kleen's and its subsidiaries' existing and outstanding indebtedness, and to pay fees and expenses related to the Exchange Offer and the Merger; and (iii) that under the terms of the Credit Facility, the Shares beneficially owned by Laidlaw Environmental have been pledged to Toronto Dominion (Texas) Inc., as Agent for the Lenders pursuant to the Credit Facility. The Lenders are listed below:

     Toronto Dominion (Texas), Inc.
     The Toronto Dominion Bank
     TD Securities (USA) Inc.
     The Bank of Nova Scotia
     The First National Bank of Chicago
     NationsBank, N.A.
     Wachovia Bank
     Van Kampen American Capital Prime Rate Income Trust
     Oak Hill Securities Fund, LP
     Pilgrim American Prime Rate Trust
     KZH Holding III Corporation
     Jackson National Life Insurance Company
     American General Annuity Insurance Company
     Metropolitan Life Insurance Company
     KZH-Crescent Corporation
     KZH-Crescent 2 Corporation
     Crescent/Mach I Partners, L.P.
     Archimedes Funding, L.L.C.

     First Allmerica Financial Life Insurance Company
     ING High Income Principal Preservation Fund Holdings, LDC
     KZH-ING-1 Corporation
     Indosuez Capital Funding III, Limited
     KZH-ING-2 Corporation
     KZH Soleil Corporation

     A further change in control of Safety-Kleen could result in the event of a default under the Credit Facility and a foreclosure, by Toronto Dominion (Texas) Inc. on behalf of the Lenders, on the Shares beneficially owned by Laidlaw Environmental.

Item 7. Financial and Exhibits
        ----------------------

     (a) and (b) Not Applicable.

     (c)  Exhibits

          99.1 Registrant's Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, dated March 26, 1998.

          99.2 Amendment No. 29, dated March 18, 1998, to Registrant's Schedule 14D-9 (as amended and restated at January 6, 1998).

          99.3  Press Release of Safety-Kleen Corp., dated April 3, 1998.

          99.4  Press Release of Safety-Kleen Corp., dated April 6, 1998.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SAFETY-KLEEN CORP.



                                 /s/ F. Henry Habicht II
                                 ------------------------------
                                 F. Henry Habicht II
                                 Senior Vice President
April 8, 1998